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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-110548 of Hartford Life and Annuity Insurance Company Separate Account VL I, on Form N-6, of our report dated March 26, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the use of statutory accounting practices and the change in certain accounting practices as a result of the State of Connecticut Insurance Department's adoption of the National Association of Insurance Commissioners' Accounting Practices and Procedures Manual effective January 1, 2001, which practices differ from accounting principles generally accepted in the United States of America), relating to Hartford Life and Annuity Insurance Company as of and for the year ended December 31, 2002 and of our report dated February 21, 2003, relating to Hartford Life and Annuity Insurance Company Separate Account VL I as of and for the year ended December 31, 2002, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

Deloitte & Touche LLP
Hartford, Connecticut

February 12, 2004